Exhibit 8

[LETTERHEAD OF MITCHELL, WILLIAMS, SELIG, GATES & WOODYARD, P.L.L.C.]

November 24, 2008

Century Bancshares, Inc.

2900 St. Michael Drive, 5th Floor

Texarkana, Texas 75503

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Wells Fargo & Company, a Delaware corporation (“Wells Fargo”), relating to the proposed merger of a wholly owned subsidiary of Wells Fargo with and into Century Bancshares, Inc., a Texas corporation (“Century”), with Century surviving the merger.

We have participated in the preparation of the discussion set forth in the section entitled “THE PROPOSED MERGER—Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Mitchell, Williams, Selig,

Gates and Woodyard, P.L.L.C.

MITCHELL, WILLIAMS, SELIG,

GATES & WOODYARD, P.L.L.C.